Exhibit 99.1

News Release

Media Contact: Mike Dougherty 612.851.7802 mdougherty@valspar.com	Investor Contact: Tyler Treat 612.851.7358 ttreat@valspar.com

Valspar Reports Fourth-Quarter and Fiscal Year Results

Delivers Fiscal Year 2011 Adjusted Net Income per Share of $2.65, an 18.8 Percent Increase from Fiscal 2010
Issues Fiscal 2012 Guidance of Adjusted Net Income per Share in the Range of $2.87-$3.07

Minneapolis, Minn. – November 22, 2011 – The Valspar Corporation (NYSE-VAL) today reported its results for the fourth-quarter and fiscal-year ended October 28, 2011.

Fourth-quarter sales totaled $1.05 billion, a 19.4 percent increase from the fourth quarter of 2010. Fourth-quarter adjusted net income per share increased to $0.84 in 2011, a 50 percent increase from $0.56 in 2010.

Fourth-quarter adjusted net income per share in 2011 excludes a $3.82 per share non-cash impairment charge for goodwill and intangibles associated with the company’s wood coatings and gelcoat product lines and a $0.13 per share restructuring charge. Fourth-quarter adjusted net income per share for 2010 excludes a $0.03 per share charge for fees related to the acquisition of Wattyl and a $0.02 per share restructuring charge. Including the after-tax non-cash impairment charge of $363.4 million, the reported net loss for the fourth quarter of 2011 was $295.7 million or $3.18 per share. Net income for the fourth quarter of 2010 was $51.3 million and reported earnings per share were $0.51.

The fiscal year 2011 fourth quarter non-cash goodwill impairment charge was associated with the wood coatings and gelcoat product lines from the acquisition of Lilly Industries, Inc. in 2000. The action is a result of the company’s annual impairment analysis of goodwill. The company concluded that the economic outlook for the end-markets served by these product lines, which are closely tied to U.S. housing starts, is not likely to change in the foreseeable future. Therefore, the carrying amount of these businesses exceeded their fair value.

Fiscal year 2011 sales totaled $3.95 billion, a 22.5 percent increase from fiscal year 2010. Adjusted earnings per share increased 18.8 percent to $2.65 in 2011 from $2.23 in 2010. Adjusted net income per share for 2011 excludes a $3.75 per share non-cash goodwill impairment charge, a $0.24 per share restructuring charge and $0.09 per share in acquisition-related charges. Adjusted net income per share for 2010 excludes an $0.08 per share charge related to restructuring actions, a $0.03 per share charge for fees related to the acquisition of Wattyl and an $0.08 per share gain from the sale of assets. Including the non-cash impairment charge, the reported net loss for fiscal year 2011 was $138.6 million or $1.47 per share. Net income for 2010 was $222.1 million and reported earnings per share were $2.20.

“Delivering strong sales and double-digit earnings growth for the year was a significant accomplishment given challenging market conditions and substantially higher raw material costs,’ said Gary E. Hendrickson, president and chief executive officer. “We were very successful with our new business efforts and made progress in restoring our operating margin through pricing and productivity. We continued to invest in our brands and leading technologies and took additional steps to reduce our cost structure. In addition, we returned cash to shareholders by repurchasing 6.75 million shares and increased our dividend for the 33rd consecutive year.”

Hendrickson also commented on the outlook for fiscal 2012. “While the outlook for the global economy is unclear, our sales will benefit from our diverse mix of businesses and growth in fast-growing coatings markets in Asia and Latin America. We have a strong pipeline of new products and significant opportunities for share gains in both our Paint and Coatings segments globally. We will benefit from our restructuring actions and maintain our operational and pricing discipline. We currently anticipate fiscal 2012 adjusted net income per share in the range of $2.87 to $3.07, our fourth consecutive year of double-digit earnings growth.”

Hendrickson and Lori A. Walker, senior vice president and chief financial officer, will conduct a conference call for investors at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) today. The call can be heard live over the Internet at Valspar’s website at www.valsparcorporate.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped delay of the call will also be available from 12:30 p.m. Central Time November 22 through Midnight on December 6 by dialing 1-800-475-6701 from within the U.S. or 320-365-3844 from outside of the U.S., using access code 224411.

The Valspar Corporation (NYSE: VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

FORWARD-LOOKING STATEMENTS

Certain statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements are based on management’s current expectations, estimates, assumptions and beliefs about future events, conditions and financial performance. Forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from such statements. Any statement that is not historical in nature is a forward-looking statement. We may identify forward-looking statements with words and phrases such as “expects,” “projects,” “estimates,” “anticipates,” “believes,” “could,” “may,” “will,” “plans to,” “intend,” “should” and similar expressions.  These risks, uncertainties and other factors include, but are not limited to, deterioration in general economic conditions, both domestic and international, that may adversely affect our business; fluctuations in availability and prices of raw materials, including raw material shortages and other supply chain disruptions, and the inability to pass along or delays in passing along raw material cost increases to our customers; dependence of internal sales and earnings growth on business cycles affecting our customers and growth in the domestic and international coatings industry; market share loss to, and pricing or margin pressure from, larger competitors with greater financial resources; significant indebtedness that restricts the use of cash flow from operations for acquisitions and other investments; dependence on acquisitions for growth, and risks related to future acquisitions, including adverse changes in the results of acquired businesses, the assumption of unforeseen liabilities and disruptions resulting from the integration of acquisitions; risks and uncertainties associated with operations and achievement of profitable growth in developing markets, including Asia and Central and South America; loss of business with key customers; damage to our reputation and business resulting from product claims or recalls, litigation, customer perception and other matters; our ability to respond to technology changes and to protect our technology; changes in governmental regulation, including more stringent environmental, health and safety regulations; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; unusual weather conditions adversely affecting sales; changes in accounting policies and standards and taxation requirements such as new tax laws or revised tax law interpretations; the nature, cost and outcome of pending and future litigation and other legal proceedings; and civil unrest and the outbreak of war and other significant national and international events. We undertake no obligation to subsequently revise any forward-looking statement to reflect new information, events or circumstances after the date of such statement.

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THE VALSPAR CORPORATION

COMPARATIVE CONSOLIDATED EARNINGS

For the Quarters Ended October 28, 2011 and October 29, 2010

	Fourth Quarter		Year-To-Date
(Dollars in thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)
	2011	2010	2011	2010
Net Sales	$1,047,339	$876,839	$3,952,954	$3,226,687
Cost of Sales	714,291	586,309	2,721,146	2,155,009
Gross Profit	333,048	290,530	1,231,808	1,071,678
Research and Development	27,484	27,110	115,416	100,236
Selling, General and Administrative	209,512	171,660	746,744	595,365
Operating Expenses	236,996	198,770	862,160	695,601
Impairment of Goodwill and Intangible Assets	409,714	—	409,714	—
Income (Loss) From Operations	(313,662)	91,760	(40,066)	376,077
Interest Expense	14,665	14,834	61,511	58,267
Other (Income) Expense, Net	478	970	1,577	(1,387)
Income (Loss) Before Income Taxes	(328,805)	75,956	(103,154)	319,197
Income Taxes	(33,082)	24,653	35,447	97,141
Net Income (Loss)	$(295,723)	$51,303	$(138,601)	$222,056
Average Number of Shares O/S - basic	92,874,344	97,758,119	94,309,679	98,521,088
Average Number of Shares O/S - diluted	92,874,344	100,210,639	94,309,679	100,866,207
Net Income (Loss) per Common Share - basic	$(3.18)	$0.52	$(1.47)	$2.25
Net Income (Loss) per Common Share - diluted	$(3.18)	$0.51	$(1.47)	$2.20

NON-GAAP FINANCIAL MEASURES

In the accompanying press release, management has reported non-GAAP financial measures - “Adjusted net income per common share – diluted” and “Full Year Guidance for Adjusted Net Income per Common Share - diluted”. Management discloses these measures because we believe the measures may assist investors in comparing our results of operations in the respective periods without regard to the effect on results of (i) impairment of goodwill and intangible assets in the 2011 periods, (ii) after-tax restructuring charges in the 2011 and 2010 periods, (iii) after-tax acquisition-related charges in the 2011 year-to-date period and 2010 quarter-to-date and year-to-date periods, and (iv) the gain on sale of assets in the 2010 year-to-date period.

NON-GAAP RECONCILIATION

The following is a reconciliation of “Net Income (Loss) Per Common Share - diluted” to “Adjusted Net Income Per Common Share - diluted” for the periods presented:

	Fourth Quarter		Year-To-Date
	2011	2010	2011	2010
Net Income (Loss) per Common Share - diluted (Reported)	$(3.18)	$0.51	$(1.47)	$2.20
Impact of Dilutive Shares *	0.07	—	0.04	—
Impairment of Goodwill and Intangible Assets **	3.82	—	3.75	—
Restructuring Charges	0.13	0.02	0.24	0.08
Acquisition-related Charges	—	0.03	0.09	0.03
Net Gain on Sale of Certain Assets	—	—	—	(0.08)
Adjusted Net Income per Common Share - diluted	$0.84	$0.56	$2.65	$2.23

*   In the non-GAAP reconciliation of adjusted net income per common share, we used 95,163,840 and 97,054,164 diluted shares for the 2011 quarter and year-to-date periods, respectively, to reflect positive net income on an adjusted basis and the related share dilution.

** The impairment of goodwill and intangible assets is subject to finalization of fair values which we will complete before filing form 10-K for fiscal year 2011.

The following is a reconciliation of “Forecasted Net Income per Common Share - diluted” to our “Full Year Guidance” for the period presented.

Full Year 2012
Forecasted Net Income per Common Share - diluted	$2.78 - $2.98
Restructuring Charges	$0.09
Full Year Guidance for Adjusted Net Income per Common Share - diluted	$2.87 - $3.07

(Dollars in thousands)	October 28, 2011	October 29, 2010
Assets	(Unaudited)
Current Assets:
Cash and Cash Equivalents	$178,167	$167,621
Restricted Cash	20,378	12,574
Accounts and Notes Receivable, Net	664,855	628,589
Inventories	336,750	349,149
Deferred Income Taxes	50,685	49,069
Prepaid Expenses and Other	74,302	77,920
Total Current Assets	1,325,137	1,284,922
Goodwill	1,058,006	1,355,818
Intangibles, Net	553,286	637,390
Other Assets	13,560	17,398
Long Term Deferred Income Taxes	1,909	4,778
Property, Plant & Equipment, Net	548,253	567,630
Total Assets	$3,500,151	$3,867,936

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term Debt	$169,516	$8,088
Current Portion of Long-Term Debt	207,803	—
Trade Accounts Payable	463,580	447,303
Income Taxes	17,684	33,331
Other Accrued Liabilities	401,350	396,129
Total Current Liabilities	1,259,933	884,851
Long Term Debt, Net of Current Portion	679,805	943,216
Deferred Income Taxes	214,920	256,525
Other Long Term Liabilities	132,943	152,979
Total Liabilities	2,287,601	2,237,571
Stockholders’ Equity	1,212,550	1,630,365
Total Liabilities and Stockholders’ Equity	$3,500,151	$3,867,936

The Valspar Corporation

Other Financial Data

Dollars in thousands

	Quarter 4		Year-to-Date
	2011	2010	2011	2010

I. Comparison year over year
Gross Profit, as a percentage of net sales (1)
Gross Profit, reported	31.8%	33.1%	31.2%	33.2%
Gross Profit, adjusted (2)	32.9%	33.3%	32.1%	33.6%

Operating Expense as a percentage of net sales (1)
Operating Expense, reported	22.6%	22.7%	21.8%	21.6%
Operating Expense, adjusted (3)	22.1%	22.2%	21.5%	21.8%

Operating Profit (Loss), as a percentage of net sales (1)
Operating Profit (Loss), reported	-29.9%	10.5%	-1.0%	11.7%
Operating Profit (Loss), adjusted (3), (4)	10.8%	11.1%	10.6%	11.8%

	Quarter 4		YTD
	2011	2010	2011	2010
II. Segment Data
Sales
Coatings	$566,206	$497,145	$2,092,490	$1,814,804
Paint	416,335	316,216	1,612,219	1,176,831
All Other less intersegment sales	64,798	63,478	248,245	235,052
Total	$1,047,339	$876,839	$3,952,954	$3,226,687

Earnings Before Interest and Taxes (EBIT) (1)
Coatings	$(290,753)	$70,598	$(112,209)	$256,466
Paint	34,330	32,862	134,886	151,432
All Other	(57,717)	(12,670)	(64,320)	(30,434)
Total	$(314,140)	$90,790	$(41,643)	$377,464

Earnings Before Interest and Taxes (EBIT) (1), adjusted (3), (4)
Coatings	$87,543	$73,543	$278,650	$256,122
Paint	41,350	35,631	159,316	155,609
All Other	(15,922)	(12,670)	(22,181)	(30,209)
Total	$112,971	$96,504	$415,785	$381,522

(1)	Certain amounts in prior year financial statements have been reclassified to conform with the 2011 presentation.
(2)	Excludes restructuring charges in all periods and acquisition-related charges in the year-to-date 2011 period.
(3)	Excludes restructuring charges in all periods, a net gain on the sale of certain assets in the year-to date period of 2010 and acquisition-related charges in the quarter and year-to-date periods of 2010 and year-to-date period of 2011.
(4)	Excludes goodwill and intangible asset impairment charges in the quarter and year-to-date periods of 2011.